Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA Inc. Employee 401(k) Plan

Purchase, NY

We hereby consent to the incorporation by reference in the Registration Statement on FormS-8 (No. 33-46062) of MBIA Inc., of our report dated May 15, 2019, relating to the financial statements and supplemental schedule of MBIA Inc. Employee 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Philadelphia, PA

May 15, 2019